Exhibit 99.1

Arconic Reports Third Quarter 2019 Results

Third Quarter 2019 Highlights

  Revenue of $3.6 billion, up 1% year over year; organic revenue1 up 6% year over year
  Net income of $95 million, or $0.21 per share, which included non-cash asset impairments of $108 million, versus net income of $161 million, or $0.32 per share, in the third quarter 2018
  Net income excluding special items of $260 million, or $0.58 per share, versus $160 million, or $0.32 per share, in the third quarter 2018
  Operating income of $326 million versus $345 million in the third quarter 2018
  Operating income excluding special items of $475 million, up 36% year over year
  Operating income margin excluding special items up 340 basis points year over year
  Cash balance of $1.3 billion

2019 Guidance* Updated

  Revenue seen at $14.15-$14.35 billion versus prior $14.3- $14.6 billion, driven by lower aluminum price and divestitures
  Increased Earnings Per Share Excluding Special Items to $2.07-$2.11 versus prior $1.95-$2.05
  Adjusted Free Cash Flow unchanged at $700-$800 million
  EBITDA Excluding Special Items narrowed to high end of range at $2.30-$2.35 billion versus prior $2.25-$2.35 billion

Key Announcements

  Increased annual cost reduction commitment to approximately $280 million on a run-rate basis; Increased 2019 cost reduction commitment to approximately $180 million in year.
  Repurchased an additional $200 million of common stock following the $900 million of common stock repurchased earlier in the year; $400 million remains authorized for share repurchases.
  Realigned its operations into two segments: the Engineered Products and Forgings (EP&F) segment and Global Rolled Products (GRP) segment.
  The EP&F businesses will remain in the existing company (Remain Co.), which will be renamed Howmet Aerospace Inc. at separation, and the GRP businesses will comprise Spin Co. and will be named Arconic Corporation at separation.
  Continued progress on divestitures, with transactions signed or closed year-to-date expected to generate approximately $180 million of net proceeds.
  Repaid in cash the aggregate outstanding principal amount of the 1.63% Convertible Senior Notes of approximately $403 million on October 15, 2019. As a result, the diluted share count will cease to include approximately 15 million of Common Stock previously attributable to the Notes.

_____________________________________
* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “Updated Full Year 2019 Guidance” below.

PITTSBURGH--(BUSINESS WIRE)--November 5, 2019--Arconic Inc. (NYSE: ARNC) today reported third quarter 2019 results, for which the Company reported revenues of $3.6 billion, up 1% year over year. Organic revenue1 was up 6% year over year on strong volumes across all key markets and favorable pricing in the Engineered Products and Forgings segment, and volume growth in packaging, industrial, and aerospace markets as well as favorable pricing in the Global Rolled Products segment.

Arconic reported net income of $95 million, or $0.21 per share, in the third quarter 2019 versus net income of $161 million, or $0.32 per share, in the third quarter 2018. Net income excluding special items was $260 million, or $0.58 per share, in the third quarter 2019, versus $160 million, or $0.32 per share, in the third quarter 2018. Special items in the third quarter 2019 were $165 million, principally related to charges associated with non-cash asset impairments of $108 million and separation costs.

Third quarter 2019 operating income was $326 million, versus operating income of $345 million in the third quarter 2018. Operating income excluding special items was $475 million, up 36% year over year, as favorable product pricing, higher volume, favorable aluminum prices, and net cost reductions more than offset operational challenges in the aluminum extrusions business and unfavorable product mix.

Arconic Chairman and Chief Executive Officer John Plant said, “In the third quarter 2019, the Arconic team delivered improved quarterly revenue, adjusted operating income, adjusted operating income margin, adjusted free cash flow and adjusted earnings per share on a year-over-year basis. Arconic’s third quarter 2019 return on net assets improved by 550 basis points year over year. We expect this positive year-over-year trend to continue in the fourth quarter. Based on our performance through the first nine months of 2019 and our outlook for the remainder of 2019, we are increasing our full-year adjusted earnings per share guidance for the third time in 2019.”

Arconic ended the third quarter 2019 with cash on hand of $1.3 billion. Cash provided from operations was $52 million; cash used for financing activities totaled $202 million, reflecting the impact of the accelerated share repurchase program of $200 million; and cash provided from investing activities was $117 million. Adjusted Free Cash Flow for the quarter was $154 million.

Third Quarter 2019 Segment Performance

Engineered Products and Forgings (EP&F)

EP&F reported revenue of $1.8 billion, an increase of 7% year over year. Organic revenue1 was up 8%, driven by aerospace engine, defense and commercial transportation growth. Segment operating profit was $363 million, up $79 million or 28% year over year, driven by volume increases, favorable pricing, lower raw material costs and net cost reductions, partially offset by mix. Segment operating profit margin was 20.2%, up 330 basis points year over year.

Global Rolled Products (GRP)

GRP reported revenue of $1.8 billion, down 4% year over year. Organic revenue1 was up 5%. Segment operating profit was $161 million, up $54 million or 50% year over year, driven by favorable pricing in industrial and commercial transportation; volume growth in packaging, industrial and aerospace; favorable aluminum prices; and net cost reductions. These impacts were partially offset by operational challenges at one plant in the aluminum extrusions business and continued costs associated with the transition of Tennessee’s North American packaging business to more profitable industrial products. Segment operating profit margin was 9.1%, up 330 basis points year over year.

Updated Full Year 2019 Guidance*

Arconic is adjusting its full year 2019 guidance:

	Previous (2Q 2019)	Updated (3Q 2019)
Revenue	$14.3-$14.6 billion	$14.15-$14.35 billion
Earnings Per Share Excluding Special Items*	$1.95-$2.05	$2.07-$2.11
EBITDA Excluding Special Items*	$2.25-$2.35 billion	$2.30-$2.35 billion
Adjusted Free Cash Flow*	$700-$800 million	$700-$800 million

Arconic expects fourth quarter 2019 Earnings Per Share Excluding Special Items to be in a range of $0.49 to $0.53.

* All guidance excludes separation impacts. Arconic has not provided reconciliations of the forward-looking non-GAAP financial measures, such as earnings per share excluding special items, EBITDA excluding special items, and adjusted free cash flow, to the most directly comparable GAAP financial measures. Such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cost Reduction Commitment Increased

The Company has increased the annualized cost reduction commitment to save approximately $280 million on a run-rate basis, versus its $260 million commitment that was provided during its second quarter 2019 earnings announcement. The Company expects to capture approximately $180 million of savings in 2019, versus its $140 million commitment that was provided during its second quarter 2019 earnings announcement.

Executed Cumulative Share Buybacks Totaling $1.1 Billion; $400 Million Authorization Remains

The share buyback of $200 million of common stock announced on August 6, 2019 was completed on October 3, 2019. In total, Arconic has repurchased approximately 53.2 million shares year-to-date in 2019 at a weighted average price of approximately $20.67 per share. Four hundred million dollars remains authorized for share repurchases. Total shares outstanding as of November 1, 2019 were approximately 433 million.

Realignment of Operations

In the third quarter 2019, the Company realigned its operations by eliminating its Transportation and Construction Solutions segment and transferring the Forged Wheels business to the Engineered Products and Forgings segment (formerly named the Engineered Products and Solutions segment) and the Building and Construction Systems business to the Global Rolled Products segment.

Arconic Corporation to be Spin Co.; Separation Remains on Track

The Company continues to target the completion of the separation in the second quarter 2020. We expect the Form 10 filing to be available in the fourth quarter 2019. The Engineered Products and Forgings businesses (engine products, fastening systems, engineered structures and forged wheels) will remain in the existing company (Remain Co.), which will be renamed Howmet Aerospace Inc. at separation. The Global Rolled Products businesses (global rolled products, aluminum extrusions and building and construction systems) will comprise Spin Co. and will be named Arconic Corporation at separation.

Progress on Divestitures

In the third quarter 2019, the Company reached an agreement to sell its aluminum rolling mill in Itapissuma, Brazil for approximately $50 million in cash. The transaction is expected to close in the first quarter 2020. Also in the third quarter 2019, the Company reached an agreement to sell its forgings business in the U.K. for approximately $62 million in cash. The transaction is expected to close in the fourth quarter 2019. The Company recorded a pre-tax $102 million charge in the third quarter 2019 representing the non-cash impairment of the net book value of these businesses. In the fourth quarter 2019, the Company reached an agreement to sell its hard alloy extrusions plant in South Korea for approximately $61 million in cash. The transaction is expected to close in the first quarter 2020. Arconic expects to recognize a $20 to $25 million pre-tax gain upon the sale. On a year-to-date basis, the Company has signed or closed divestitures expected to generate approximately $180 million in net proceeds.

Convertible Notes Matured on October 15, 2019

The Company repaid in cash the aggregate outstanding principal amount of the 1.63% Convertible Senior Notes of approximately $403 million, together with accrued and unpaid interest, on the maturity date, October 15, 2019. No shares of the Company’s common stock were issued in connection with the maturity or the final conversion of the Notes. As of October 15, 2019, the calculation of average diluted shares outstanding will cease to include the approximately 15 million shares of common stock previously attributable to the Notes.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on November 5, 2019, to present third quarter 2019 financial results. The call will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors”; presentation materials will be available at approximately 8:00 AM Eastern Time on November 5.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of the aerospace, defense, automotive, industrial, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements regarding future strategic actions; and statements about Arconic's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainties regarding the planned separation, including whether it will be completed pursuant to the targeted timing, asset perimeters, and other anticipated terms, if at all; (b) the impact of the separation on the businesses of Arconic; (c) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on Arconic’s resources, systems, procedures and controls, disruption of its ongoing business, and diversion of management’s attention from other business concerns; (d) deterioration in global economic and financial market conditions generally; (e) unfavorable changes in the markets served by Arconic; (f) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (g) competition from new product offerings, disruptive technologies or other developments; (h) political, economic, and regulatory risks relating to Arconic’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (i) manufacturing difficulties or other issues that impact product performance, quality or safety; (j) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (k) the impact of potential cyber attacks and information technology or data security breaches; (l) the loss of significant customers or adverse changes in customers’ business or financial conditions; (m) adverse changes in discount rates or investment returns on pension assets; (n) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (o) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (p) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2018 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

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1 Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (due to its completed phase-down as of year-end 2018), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)
	Quarter ended
	September 30, 2019	June 30, 2019	September 30, 2018
Sales	$3,559	$3,691	$3,524

Cost of goods sold (exclusive of expenses below)	2,800	2,939	2,881
Selling, general administrative, and other expenses	167	178	134
Research and development expenses	16	17	25
Provision for depreciation and amortization	131	139	141
Restructuring and other charges(1)	119	499	(2)
Operating income (loss)	326	(81)	345

Interest expense	86	85	88
Other expense, net	31	29	8

Income (loss) before income taxes	209	(195)	249
Provision (benefit) for income taxes	114	(74)	88

Net income (loss)	$95	$(121)	$161

EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(2)(3):
Earnings (loss) per share	$0.22	$(0.27)	$0.33
Average number of shares(3)(4)	436,364,035	445,298,284	483,048,831

Diluted(2)(3):
Earnings (loss) per share	$0.21	$(0.27)	$0.32
Average number of shares(3)(4)	456,679,981	445,298,284	502,427,792
(1)

Restructuring and other charges for the quarter ended September 30, 2019 included charges of $59 and $43 primarily related to non-cash impairments of the net book value of the Company’s aluminum rolling mill in Brazil and its forgings business in the U.K., respectively, associated with agreements reached during the quarter to sell these businesses. Other charges of $17 in the third quarter included asset impairments, accelerated depreciation, and pension plan settlements. Restructuring and other charges for the quarter ended June 30, 2019 primarily included an impairment of a long-lived asset group of $428, layoff costs of $30, and other exit costs of $41.

(2)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended September 30, 2019 and 2018 need to be subtracted from Net income.
(3)

For the quarters ended September 30, 2019 and 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (20 million and 19 million, respectively) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI International Metals, Inc (RTI)). For the quarter ended June 30, 2019, the diluted average number of shares does not include any share equivalents (19 million) related to outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) as their effect was anti-dilutive.

(4)	Basic and diluted average number of shares for the quarters ended September 30, 2019 and June 30, 2019 reflect the impact of the accelerated share repurchase programs of the Company’s common stock.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Nine months ended
	September 30, 2019	September 30, 2018
Sales	$10,791	$10,542

Cost of goods sold (exclusive of expenses below)	8,557	8,552
Selling, general administrative, and other expenses	523	464
Research and development expenses	55	77
Provision for depreciation and amortization	407	427
Restructuring and other charges(1)	630	20
Operating income	619	1,002

Interest expense(2)	256	291
Other expense, net	92	69

Income before income taxes	271	642
Provision for income taxes	110	218

Net income	$161	$424

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(3)(4):
Earnings per share	$0.35	$0.87
Average number of shares(4)(5)	450,725,346	482,765,798

Diluted(3)(4):
Earnings per share	$0.35	$0.86
Average number of shares(4)(5)	455,387,336	502,521,053

Common stock outstanding at the end of the period(5)	433,819,520	483,181,619
(1)

Restructuring and other charges for the nine months ended September 30, 2019 included charges of $59 and $43 primarily related to non-cash impairments of the net book value of the Company’s aluminum rolling mill in Brazil and its forgings business in the U.K., respectively, associated with agreements reached during the quarter to sell these businesses; an impairment of a long-lived asset group of $428; layoff costs of $97, and other exit costs of $61, partially offset by a credit of $58 related to the elimination of life insurance benefits for U.S. salaried and non-bargained hourly retirees of the Company and its subsidiaries.

(2)	Interest expense for the nine months ended September 30, 2018 included $19 related to the early redemption of the Company’s then outstanding 5.720% Senior Notes due 2019.
(3)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $2 for the nine months ended September 30, 2019 and 2018 need to be subtracted from Net income.
(4)

For the nine months ended September 30, 2019, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (5 million) associated with outstanding employee stock options and awards. For the nine months ended September 30, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (20 million) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI).

(5)

Basic and diluted average number of shares and Common stock outstanding at the end of the period for the nine months ended September 30, 2019 reflect the impact of the accelerated share repurchase programs of the Company’s common stock.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,321	$2,277
Receivables from customers, less allowances of $4 in 2019 and 2018	1,116	1,047
Other receivables	657	451
Inventories	2,555	2,492
Prepaid expenses and other current assets	259	314
Total current assets	5,908	6,581

Properties, plants, and equipment, net(1)(2)	5,377	5,704
Goodwill	4,460	4,500
Deferred income taxes	466	573
Intangibles, net(2)	668	919
Other noncurrent assets(1)(2)	605	416
Total assets	$17,484	$18,693

Liabilities
Current liabilities:
Accounts payable, trade	$1,988	$2,129
Accrued compensation and retirement costs	392	370
Taxes, including income taxes	115	118
Accrued interest payable	97	113
Other current liabilities(1)	434	356
Short-term debt	1,434	434
Total current liabilities	4,460	3,520
Long-term debt, less amount due within one year	4,905	5,896
Accrued pension benefits	2,001	2,230
Accrued other postretirement benefits	629	723
Other noncurrent liabilities and deferred credits(1)	779	739
Total liabilities	12,774	13,108

Equity
Arconic shareholders’ equity:
Preferred stock	55	55
Common stock(3)	434	483
Additional capital(3)	7,314	8,319
Accumulated deficit(1)	(179)	(358)
Accumulated other comprehensive loss	(2,928)	(2,926)
Total Arconic shareholders’ equity	4,696	5,573
Noncontrolling interests	14	12
Total equity	4,710	5,585
Total liabilities and equity	$17,484	$18,693

(1)

Effective January 1, 2019, Arconic adopted the new accounting standard for leases that resulted in the Company recording operating lease right-of-use assets and lease liabilities of approximately $320. Also, the Company reclassified cash proceeds of $119 from Other noncurrent liabilities and deferred credits, assets of $24 from Properties, plants, and equipment, net, and a deferred tax asset of $22 from Other noncurrent assets to Accumulated deficit reflecting the cumulative effect of an accounting change related to the deferred gain resulting from the sale-leaseback of the Texarkana, Texas cast house in October of 2018. The adoption of the standard had no impact on the Statement of Consolidated Operations or Statement of Consolidated Cash Flows.

(2)

In the second quarter of 2019, the Company recorded an impairment charge of $428 related to a long-lived asset group. The impairment charge impacted properties, plant and equipment; intangible assets; and certain other noncurrent assets by $198, $197, and $33, respectively.

(3)	Reflects the impact of the accelerated share repurchase programs of the Company’s common stock.

Arconic and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions, except as noted)

	Nine months ended September 30,
	2019	2018
Operating activities
Net income	$161	$424
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	407	427
Deferred income taxes	(36)	95
Restructuring and other charges	630	20
Net loss from investing activities—asset sales	6	7
Net periodic pension benefit cost	87	100
Stock-based compensation	44	43
Other	15	61
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(957)	(1,020)
(Increase) in inventories	(92)	(184)
Decrease (increase) in prepaid expenses and other current assets	17	(3)
(Decrease) increase in accounts payable, trade	(119)	257
(Decrease) in accrued expenses	(90)	(96)
Increase in taxes, including income taxes	92	63
Pension contributions	(217)	(288)
(Increase) in noncurrent assets	(12)	(33)
(Decrease) in noncurrent liabilities	(36)	(82)
Cash used for operations	(100)	(209)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	—	3
Additions to debt (original maturities greater than three months)	300	450
Payments on debt (original maturities greater than three months)	(303)	(952)
Premiums paid on early redemption of debt	—	(17)
Proceeds from exercise of employee stock options	19	15
Dividends paid to shareholders	(48)	(89)
Repurchases of common stock(1)	(1,100)	—
Other	(12)	(19)
Cash used for financing activities	(1,144)	(609)

Investing Activities
Capital expenditures	(415)	(497)
Proceeds from the sale of assets and businesses	27	7
Sales of investments	47	9
Cash receipts from sold receivables	630	693
Other	(1)	(1)
Cash provided from investing activities	288	211

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(4)
Net change in cash, cash equivalents and restricted cash	(958)	(611)
Cash, cash equivalents and restricted cash at beginning of year	2,282	2,153
Cash, cash equivalents and restricted cash at end of period	$1,324	$1,542

(1)

For the nine months ended September 30, 2019, Arconic repurchased and retired 52,242,576 shares of its common stock for $1,100 through multiple accelerated share repurchase agreements with JPMorgan Chase Bank and Goldman Sachs & Co. LLC pursuant to the share repurchase programs previously authorized by its Board of Directors.

Arconic and subsidiaries
Segment Information (unaudited)
(in millions)

	1Q18	2Q18	3Q18	4Q18	2018	1Q19	2Q19	3Q19
Engineered Products and Forgings
Third-party sales	$1,666	$1,734	$1,683	$1,715	$6,798	$1,756	$1,822	$1,794
Segment operating profit	$261	$292	$284	$268	$1,105	$313	$360	$363
Segment operating profit margin	15.7%	16.8%	16.9%	15.6%	16.3%	17.8%	19.8%	20.2%
Provision for depreciation and amortization	$72	$72	$73	$72	$289	$71	$70	$65
Restructuring and other charges	$—	$9	$15	$46	$70	$18	$443	$45
Capital expenditures	$66	$91	$115	$135	$407	$117	$88	$62

Global Rolled Products
Third-party sales	$1,754	$1,875	$1,839	$1,755	$7,223	$1,784	$1,868	$1,763
Intersegment sales	$57	$60	$44	$44	$205	$52	$49	$41
Segment operating profit(1)	$140	$141	$107	$93	$481	$135	$179	$161
Segment operating profit margin	8.0%	7.5%	5.8%	5.3%	6.7%	7.6%	9.6%	9.1%
Provision for depreciation and amortization	$61	$63	$61	$68	$253	$59	$59	$57
Restructuring and other charges	$(1)	$2	$2	$(160)	$(157)	$11	$26	$62
Third-party aluminum shipments (kmt)	322	330	330	319	1,301	331	367	351
Capital expenditures	$43	$68	$77	$120	$308	$39	$37	$35

Reconciliation of Total segment operating profit to Consolidated income before income taxes:
Total segment operating profit	$401	$433	$391	$361	$1,586	$448	$539	$524
Unallocated amounts:
Restructuring and other charges	(7)	(15)	2	11	(9)	(12)	(499)	(119)
Corporate expense(2)	(61)	(94)	(48)	(49)	(252)	(62)	(121)	(79)
Consolidated operating income (loss)	333	324	345	323	1,325	374	(81)	326
Interest expense(3)	(114)	(89)	(88)	(87)	(378)	(85)	(85)	(86)
Other expense, net	(20)	(41)	(8)	(10)	(79)	(32)	(29)	(31)
Consolidated income (loss) before income taxes	$199	$194	$249	$226	$868	$257	$(195)	$209

In the third quarter of 2019, the Company realigned its operations by eliminating its Transportation and Construction Solutions (TCS) segment and transferring the Forged Wheels business to its Engineered Products and Forgings segment (formerly named the Engineered Products and Solutions segment) and the Building and Construction Systems business to its Global Rolled Products segment. The Latin American extrusions business, which was formerly part of the Company's TCS segment until its sale in April of 2018, was moved to Corporate. In the first quarter of 2019, the Company transferred its Aluminum Extrusions operations from the Engineered Products and Forgings segment to the Global Rolled Products segment. Prior period financial information has been recast to conform to current year presentation.

Segment performance under Arconic’s management reporting system is evaluated based on a number of factors; however, the primary measure of performance is Segment operating profit. Arconic’s definition of Segment operating profit is Operating income excluding Special items. Special items include Restructuring and other charges. Segment operating profit includes the impact of LIFO inventory accounting, metal price lag, intersegment profit eliminations, and derivative activities. Differences between certain segment totals and consolidated Arconic are in Corporate.

(1)	For the quarter ended June 30, 2018, Segment operating profit for the Global Rolled Product segment included the impact of a $23 charge related to a physical inventory adjustment at one plant.
(2)

For the quarter ended June 30, 2018, Corporate expense included $38 of costs related to settlements of certain customer claims primarily related to product introductions. For the quarter ended June 30, 2019, Corporate expense included $25 of costs associated with ongoing environmental remediation; $16 of costs associated with the planned separation of Arconic; $9 of costs associated with negotiation of the collective bargaining agreement with the United Steelworkers (USW); $9 impairment of assets of the energy business; and $4 of costs related to a fire at a fasteners plant. For the quarter ended September 30, 2019, Corporate expense included $25 of costs associated with the planned separation of Arconic and $4 of costs related to a fire at a fasteners plant.

(3)	For the quarter ended March 31, 2018, Interest expense included $19 related to the early redemption of the Company’s then outstanding 5.720% Senior Notes due 2019.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Net income excluding Special items	Quarter ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income (loss)	$95	$(121)	$161	$161	$424
Diluted earnings (loss) per share (EPS)	$0.21	$(0.27)	$0.32	$0.35	$0.86

Special items:
Restructuring and other charges	119	499	(2)	630	20
Discrete tax items(1)	10	(36)	26	(25)	49
Other special items(2)	43	41	(24)	96	43
Tax impact(3)	(7)	(114)	(1)	(125)	(22)

Net income excluding Special items	$260	$269	$160	$737	$514

Diluted EPS excluding Special items	$0.58	$0.58	$0.32	$1.58	$1.04

Average number of shares - diluted EPS excluding Special items(4)	456,679,981	463,970,027	502,427,792	469,898,301	502,521,053

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items.

(1)	Discrete tax items for each period included the following:

  for the quarter ended September 30, 2019, a charge related to the adjustment of prior year taxes ($9), a charge for interest accruals for the potential underpayment of taxes ($2), and a benefit to remeasure certain deferred tax assets as a result of a foreign tax rate change ($1);
  for the quarter ended June 30, 2019, a benefit associated with the deduction of foreign taxes that were previously claimed as a U.S. foreign tax credit ($25), a benefit to remeasure certain deferred tax assets as a result of a foreign tax rate change ($12), and a net charge for a number of small items ($1);
  for the quarter ended September 30, 2018, a charge to establish a tax reserve in Spain ($59), a net charge related to prior year adjustments in various jurisdictions ($13), a benefit to reverse a foreign tax reserve that is effectively settled ($38), and benefits resulting from the Company’s then ongoing analysis of the U.S. Tax Cuts and Jobs Act of 2017 related to the one-time transition tax ($2) and U.S. rate change impacts ($6);
  for the nine months ended September 30, 2019, a benefit associated with the deduction of foreign taxes that were previously claimed as a U.S. foreign tax credit ($25), a benefit for foreign tax rate changes ($13), a charge related to the adjustment of prior year taxes ($9), a charge for interest accruals for potential underpayment of taxes ($3), and a net charge for a number of small items ($1); and
  for the nine months ended September 30, 2018, a charge to establish a tax reserve in Spain ($59); a net charge related to prior year adjustments in various jurisdictions ($13); a net charge resulting from the Company’s then ongoing analysis of the U.S. Tax Cuts and Jobs Acts of 2017 related to an increase in the one-time transition tax ($16) and a charge for AMT credits expected to be refunded upon filing the 2018 tax return that will result in no benefit under government sequestration ($3), partially offset by beneficial U.S. rate change impacts ($6); a benefit to reverse a foreign tax reserve that is effectively settled ($38), and a charge for a number of small items ($2).

(2)	Other special items for each period included the following:

  for the quarter ended September 30, 2019, costs associated with the planned separation of Arconic ($25), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($7), an unfavorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($6), costs related to a fire at a fasteners plant ($4), and legal and other advisory costs related to Grenfell Tower ($1);
  for the quarter ended June 30, 2019, a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($32), costs associated with ongoing environmental remediation ($25), costs associated with the planned separation of Arconic ($16), costs associated with negotiation of the collective bargaining agreement with the USW ($9), an impairment of assets of the energy business ($9), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($7), costs related to a fire at a fasteners plant ($4), and legal and other advisory costs related to Grenfell Tower ($3);
  for the quarter ended September 30, 2018, a benefit from establishing a tax indemnification receivable ($29) reflecting Alcoa Corporation’s 49% share of the Spanish tax reserve and legal and other advisory costs related to Grenfell Tower ($5);
  for the nine months ended September 30, 2019, costs associated with the planned separation of Arconic ($44), costs associated with ongoing environmental remediation ($25), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($16), costs associated with negotiation of the collective bargaining agreement with the USW ($9), an impairment of assets of the energy business ($9), costs related to a fire at a fasteners plant ($8), legal and other advisory costs related to Grenfell Tower ($6), strategy and portfolio review costs ($6), and a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($27); and
  for the nine months ended September 30, 2018, costs related to settlements of certain customer claims primarily related to product introductions ($38), a benefit from establishing a tax indemnification receivable ($29) reflecting Alcoa Corporation’s 49% share of the Spanish tax reserve, costs related to the early redemption of the Company’s then outstanding 5.720% Senior Notes due 2019 ($19), legal and other advisory costs related to Grenfell Tower ($14), and a charge for a number of small tax items ($1).

(3)	The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a Special item.
(4)	The average number of shares applicable to diluted EPS excluding Special items, includes certain share equivalents as their effect was dilutive. For all periods presented, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income excluding Special items. The average number of shares applicable to diluted EPS excluding Special items for 2019 included the impact of the accelerated share repurchase programs of the Company’s common stock.
Operational Tax Rate	Quarter ended September 30, 2019			Nine months ended September 30, 2019
	As reported	Special items(1)	As adjusted	As reported	Special items(1)	As adjusted
Income before income taxes	$209	$149	$358	$271	$737	$1,008
Provision for income taxes	114	(16)	98	110	161	271
Operational tax rate	54.5%		27.4%	40.6%		26.9%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	See Net income excluding Special items reconciliation above for a description of Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended September 30,		Quarter ended June 30,		Nine months ended September 30,
	2019	2018	2019	2018	2019	2018
Arconic
Sales	$3,559	$3,524	$3,691	$3,573	$10,791	$10,542
Less:
Sales – Eger forgings	—	7	—	9	—	26
Sales – Latin America extrusions	—	—	—	—	—	25
Sales – Tennessee packaging	—	37	—	46	—	126
Aluminum price impact	(115)	n/a	(136)	n/a	(310)	n/a
Foreign currency impact	(26)	n/a	(35)	n/a	(116)	n/a
Arconic Organic revenue	$3,700	$3,480	$3,862	$3,518	$11,217	$10,365

Engineered Products and Forgings
Sales	$1,794	$1,683	$1,822	$1,734	$5,372	$5,083
Less:
Sales – Eger forgings	—	7	—	9	—	26
Aluminum price impact	(6)	n/a	(13)	n/a	(19)	n/a
Foreign currency impact	(12)	n/a	(18)	n/a	(51)	n/a
Engineered Products and Forgings Organic revenue	$1,812	$1,676	$1,853	$1,725	$5,442	$5,057

Global Rolled Products
Sales	$1,763	$1,839	$1,868	$1,875	$5,415	$5,468
Less:
Sales – Tennessee packaging	—	37	—	46	—	126
Aluminum price impact	(109)	n/a	(123)	n/a	(291)	n/a
Foreign currency impact	(14)	n/a	(17)	n/a	(65)	n/a
Global Rolled Products Organic revenue	$1,886	$1,802	$2,008	$1,829	$5,771	$5,342

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the sale of the forgings business in Eger, Hungary (divested in December 2018), the sale of Latin America extrusions (divested in April 2018), the ramp-down of Arconic's North American packaging business at its Tennessee operations (completed in December 2018), and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods. The revenue from a small manufacturing facility that was divested in the second quarter of 2019 and the small energy business that was divested in the third quarter of 2019 was not material and therefore is included in Organic revenue.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted free cash flow	Quarter ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Cash provided from (used for) operations	$52	$106	$51	$(100)	$(209)
Cash receipts from sold receivables	213	257	273	630	693
Capital expenditures	(111)	(136)	(209)	(415)	(497)
Adjusted free cash flow	$154	$227	$115	$115	$(13)

There has been no change in the net cash funding in the sale of accounts receivable program in the third quarter of 2019. It remains at $350.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Short-term debt	$1,434	$434	$435	$434	$42
Long-term debt, less amount due within one year	4,905	5,901	5,899	5,896	6,315
Total debt	$6,339	$6,335	$6,334	$6,330	$6,357
Less: Cash and cash equivalents	1,321	1,357	1,319	2,277	1,535
Net debt	$5,018	$4,978	$5,015	$4,053	$4,822

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Operating income excluding Special items	Quarter ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating income (loss)	$326	$(81)	$345	$619	$1,002

Special items:
Restructuring and other charges	119	499	(2)	630	20
Costs associated with planned separation	25	16	—	44	—
Environmental remediation	—	25	—	25	—
Collective bargaining agreement negotiation	—	9	—	9	—
Impairment of energy business assets	—	9	—	9	—
Legal and other advisory costs related to Grenfell Tower	1	3	5	6	14
Strategy and portfolio review costs	—	—	—	6	—
Fasteners plant fire costs	4	4	—	8	—
Settlements of certain customer claims primarily related to product introductions	—	—	—	—	38

Operating income excluding Special items	$475	$484	$348	$1,356	$1,074

Sales	$3,559	$3,691	$3,524	$10,791	$10,542

Operating income margin, excluding Special items	13.3%	13.1%	9.9%	12.6%	10.2%

Operating income excluding Special items and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating (loss) income determined under GAAP as well as Operating income excluding Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets (RONA)	Quarter ended		Quarter ended		Nine months ended
	September 30,		June 30,		September 30,
	2019	2018	2019	2018	2019	2018
Net income (loss)	$95	$161	$(121)	$120	$161	$424
Special items(1)	165	(1)	390	65	576	90
Net income excluding Special items	260	160	269	185	737	514
Annualized net income excluding Special items	1,040	640	1,076	740	983	685

Net Assets:	September 30, 2019	September 30, 2018	June 30, 2019	June 30, 2018	September 30, 2019	September 30, 2018
Add: Receivables from customers, less allowances	$1,116	$1,147	$1,155	$1,159	$1,116	$1,147
Add: Deferred purchase program(2)	461	362	426	313	461	362
Add: Inventories	2,555	2,622	2,606	2,659	2,555	2,622
Less: Accounts payable, trade	1,988	2,061	2,095	2,024	1,988	2,061
Working capital	2,144	2,070	2,092	2,107	2,144	2,070
Properties, plants, and equipment, net (PP&E)	5,377	5,645	5,517	5,582	5,377	5,645
Net assets - total	$7,521	$7,715	$7,609	$7,689	$7,521	$7,715

RONA	13.8%	8.3%	14.1%	9.6%	13.1%	8.9%

RONA is a non-GAAP financial measure. RONA is calculated as Net income excluding Special items divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.

(1)	See Reconciliation of Net income excluding Special items for a description of Special items.
(2)	The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working capital calculation.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@arconic.com

Media Contact
Esra Ozer
(412) 553-2666
Esra.Ozer@arconic.com